Exhibit 99.1

News Release

CONTACTS:	Jeff Richardson (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-0983	January 22, 2009
Jim Eglseder (Investors)
(513) 534-8424
Debra DeCourcy, APR (Media)
(513) 534-4153

FIFTH THIRD BANCORP REPORTS FOURTH QUARTER 2008 RESULTS

•	Net loss of $2.2 billion ($3.82 per diluted common share) driven primarily by goodwill impairment, credit actions, higher credit costs and market valuation adjustments

•	Non-cash goodwill impairment charge of $965 million; no negative effect on regulatory, other capital ratios

•

Securities other-than-temporary impairment (OTTI) of $0.05 per share; estimated non-cash BOLI charge of $0.06 per share; changes in loss estimates related to an indemnification obligation with Visa of $0.01 per share (all per share figures after-tax)

•	Losses on loans sold or transferred to held-for-sale of $800 million pre-tax; provision for loan losses $729 million in excess of loan losses

•	Reported net interest income up 14 percent versus the fourth quarter 2007; up 4 percent excluding First Charter loan discount accretion

•	Average core deposits up 2 percent, average total deposits up 8 percent

•	Noninterest income increased 26 percent from the fourth quarter 2007, or 4 percent excluding BOLI charges and OTTI charges

•	Payments processing revenue up 3 percent

•	Deposit service revenue up 2 percent

•	Corporate banking revenue growth of 14 percent

•	Completed the sale of approximately $3.4 billion in preferred shares to U.S. Department of the Treasury under the Capital Purchase Program

•	Tier 1 capital ratio of 10.59 percent (target range 8-9 percent)

•	Total capital ratio of 14.79 percent (target range 11.5-12.5 percent)

•	Tangible equity ratio of 7.86 percent (target range 6-7 percent)

•	Allowance to loan ratio increased to 3.31 percent, allowance to nonperforming loans ratio of 123 percent

Earnings Highlights

	For the Three Months Ended					% Change
	December 2008	September 2008	June 2008	March 2008	December 2007	Seq	Yr/Yr
Net income (loss) (in millions)	($2,142)	($56)	($202)	$286	$16	NM	NM
Net income (loss) available to common shareholders	($2,184)	($81)	($202)	$286	$16	NM	NM
Common Share Data
Earnings per share, basic	(3.82)	(0.14)	(0.37)	0.54	0.03	NM	NM
Earnings per share, diluted	(3.82)	(0.14)	(0.37)	0.54	0.03	NM	NM
Cash dividends per common share	0.01	0.15	0.15	0.44	0.44	(93%)	(98%)
Financial Ratios
Return on average assets	(7.16%)	(.19%)	(.72%)	1.03%	0.06%	NM	NM
Return on average equity	(94.6)	(3.3)	(8.5)	12.3	0.7	NM	NM
Tier I capital	10.59	8.57	8.51	7.72	7.72	24%	37%
Net interest margin (a)	3.46	4.24	3.04	3.41	3.29	(18%)	5%
Efficiency (a)	131.3	54.2	58.6	42.3	72.6	142%	81%
Common shares outstanding (in thousands)	577,387	577,487	577,530	532,106	532,672	—	8%
Average common shares outstanding (in thousands):
Basic	571,809	571,705	540,030	528,498	529,120	—	8%
Diluted	571,809	571,705	540,030	530,372	530,939	—	8%

(a)	Presented on a fully taxable equivalent basis

NM: not meaningful

Fifth Third Bancorp (Nasdaq: FITB) today reported a full year 2008 net loss of $2.2 billion, or $3.94 per diluted share, compared with net income of $1.1 billion, or $1.99 per diluted share in 2007. Reported fourth quarter 2008 earnings were a net loss of $2.2 billion, or $3.82 per diluted share, compared with a net loss of $81 million, or $0.14 per diluted share, in the third quarter of 2008 and net income of $16 million, or $0.03 per diluted share, in the fourth quarter of 2007.

Fourth quarter results included a non-cash charge of $965 million pre-tax, or $1.64 per share after-tax, to record the impairment of goodwill. This write-down resulted from goodwill impairment testing that was performed at the end of the fourth quarter due to the decline in the stock price during the quarter, and the resulting difference between market capitalization and book value of the Bancorp. The results of the goodwill impairment testing showed that the estimated fair values of certain of the Bancorp’s reporting units were less than their book values, resulting in this charge.

Fourth quarter results also included the effect of actions taken to address areas of the loan portfolio exhibiting the most significant credit deterioration. During the fourth quarter, the Bank sold or transferred to held-for-sale loans with contractual balances of $1.6 billion and a carrying value of approximately $1.3 billion at the end of the third quarter. Approximately 90 percent of these loans were commercial real estate secured loans in Florida and Michigan. Loans sold had contractual balances of $240 million, carrying values (net of prior charge-offs) at the end of the third quarter of $177 million, on which we recorded fourth quarter net charge-offs of $120 million. Loans transferred to held-for-sale had contractual balances of $1.4 billion and carrying values of $1.2 billion at the end of the third quarter. Net charge-offs of $680 million were recorded in the fourth quarter on these loans as they were written down to bids received or collateral liquidation values. Overall, net charge-offs on loans either sold or transferred to held-for-sale during the fourth quarter totaled $800 million, which reflected a reduction in the value of loans sold or transferred to approximately 33 cents of their contractual balances. Fifth Third also significantly increased its reserve for loan and lease losses to $2.8 billion, resulting in an allowance to loan and lease ratio of 3.31 percent, up from 2.41 percent in the third quarter, and an allowance to nonperforming loans ratio of 123 percent, up from 79 percent in the third quarter.

Reported results for the fourth quarter also included $40 million pre-tax, or $0.05 per share after-tax, in other-than-temporary impairment (OTTI) charges on securities, a non-cash estimated charge of $34 million pre-tax, or $0.06 per share after-tax, to lower the current cash surrender value of one of our BOLI policies, and an estimated $8 million pre-tax, or $0.01 per share after-tax, due to changes on loss estimates related to the Bancorp’s indemnification obligation with Visa.

During the quarter, Fifth Third Bancorp sold $3.4 billion in preferred shares to the U.S. Department of the Treasury under its Capital Purchase Program, which represented approximately 3.0% of September 30, 2008 risk-weighted assets. This investment was the primary cause of the increase in our tangible equity ratio to 7.86 percent, our Tier 1 capital ratio to 10.59 percent, and our total capital ratio to 14.79 percent. In order to meet the standard terms of the Capital Purchase Program, Fifth Third repurchased its Series D and Series E preferred stock for aggregate consideration in cash of $28 million. The purchase was accounted for as a retirement of the $9 million par value of Series D and Series E preferred stock and the remaining $19 million was paid as an extraordinary dividend to the holders of those preferred stock issues. Overall, this action represented a charge of $0.05 per diluted share.

“Economic conditions have deteriorated across our footprint and have placed both our consumer and commercial loan portfolios under significant stress, as evident in our bottom line results for the year,” said Kevin T. Kabat, Chairman, President and CEO of Fifth Third Bancorp. “The resultant decline in our stock price during the quarter, and the evaluation of goodwill, led to our recording of goodwill impairment of $940 million after-tax during the quarter. This is a non-cash charge and it doesn’t negatively affect our cash flow or our capital ratios.”

Our underlying business results continue to be solid. We produced growth in both consumer and commercial deposit accounts of 4%, excluding acquisitions. Our Everyday Great Rates strategy helped us expand our customer base despite the extremely aggressive deposit competition we saw in 2008. Additionally, corporate banking fees were $444 million for the full year, up 21% in 2008, and electronic payments processing revenue and service charges on deposits were both up 11%.

Since the beginning of the current credit cycle in the second half of 2007, we have been aggressively addressing our loan portfolio exposure to the geographies and industries most affected by this credit downturn. Actions we’ve taken include suspending originations of residential homebuilder and developer loans and commercial non-owner occupied real estate loans, discontinuing all brokered home equity products, and implementing more stringent underwriting standards. We have significantly increased our reserves by over $1.9 billion over the course of 2008, including over $700 million in the fourth quarter.

During the fourth quarter, we took actions that resulted in the recording of significant losses. We sold or transferred to held-for-sale of $1.3 billion of commercial loans, based on the combined carrying value of these loans at the end of the third quarter. These steps were intended to further reduce the risk of our most problematic loan portfolios, primarily residential homebuilder and commercial non-owner occupied real estate loans in Michigan and Florida. During the quarter, $800 million in losses were recorded on these loans sold or transferred to held-for-sale. We also continued to be very aggressive in dealing with problematic loans in our consumer portfolio, modifying a total of $218 million loans during the quarter. Modifying these loans is beneficial not only to our shareholders but is also consistent with the needs of our customers, and result in a greater likelihood of payment and more value ultimately received by Fifth Third. As of year-end, we had $574 million in restructured customer loans on our books. We understand that these actions significantly impacted our bottom line results, but we believe the actions taken in 2008 to mitigates risks and fortify the balance sheet will benefit our shareholders and customers in 2009 as this credit cycle progresses.

During 2008, we raised a combined $4.5 billion in preferred equity, including $3.4 billion under the U.S. Treasury’s Capital Purchase Program, and increased our reserve for loan and lease losses by $1.9 billion from the prior year’s level, bolstering the strength of our balance sheet. The investment by the Treasury was made on December 31, 2008. This additional capital increases our capacity to provide credit to businesses and consumers in our markets in coming periods and to further assist struggling borrowers as we work together to manage through this difficult environment.”

Income Statement Highlights

	For the Three Months Ended					% Change
	December 2008	September 2008	June 2008	March 2008	December 2007	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$897	$1,068	$744	$826	$785	(16%)	14%
Provision for loan and lease losses	2,356	941	719	544	284	151%	729%
Total noninterest income	642	717	722	864	509	(11%)	26%
Total noninterest expense	2,022	967	858	715	940	109%	115%

Income before income taxes (taxable equivalent)	(2,839)	(123)	(111)	431	70	NM	NM

Taxable equivalent adjustment	5	5	6	6	6	—	(17%)
Applicable income taxes	(702)	(72)	85	139	48	NM	NM

Net income (loss)	(2,142)	(56)	(202)	286	16	NM	NM
Dividends on preferred stock	42	25	—	—	—	68%	NM

Net income (loss) available to common shareholders	(2,184)	(81)	(202)	286	16	NM	NM

Earnings per share, diluted	($3.82)	($0.14)	($0.37)	$0.54	$0.03	NM	NM

NM: not meaningful
Net Interest Income

	For the Three Months Ended					% Change
	December 2008	September 2008	June 2008	March 2008	December 2007	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,411	$1,553	$1,213	$1,453	$1,556	(9%)	(9%)
Total interest expense	514	485	469	627	771	6%	(33%)

Net interest income (taxable equivalent)	$897	$1,068	$744	$826	$785	(16%)	14%

Average Yield
Yield on interest-earning assets	5.44%	6.16%	4.95%	5.99%	6.52%	(12%)	(17%)
Yield on interest-bearing liabilities	2.28%	2.25%	2.23%	2.99%	3.78%	1%	(40%)

Net interest rate spread (taxable equivalent)	3.16%	3.91%	2.72%	3.00%	2.74%	(19%)	15%

Net interest margin (taxable equivalent)	3.46%	4.24%	3.04%	3.41%	3.29%	(18%)	5%

Average Balances ($ in millions)
Loans and leases, including held for sale	$87,426	$85,772	$85,212	$84,912	$82,172	2%	6%
Total securities and other short-term investments	15,683	14,515	13,363	12,597	12,506	8%	25%
Total interest-bearing liabilities	89,440	85,990	84,417	84,353	80,977	4%	10%
Shareholders’ equity	10,291	10,843	9,629	9,379	9,446	(5%)	9%

Net interest income of $897 million on a taxable equivalent basis declined $171 million from the third quarter of 2008, largely driven by a $134 million reduction in loan discount accretion related to the second quarter 2008 acquisition of First Charter Corporation (“First Charter”). Excluding the benefit of the loan discount accretion of $81 million in the fourth quarter and $215 million in the third quarter, net interest income declined $37 million, or 4 percent, from the third quarter 2008. This sequential decline was driven by a number of factors, which included the effect of loan interest reversals and higher nonperforming loan balances, a change in the mix of deposits to higher priced CDs and savings products as a result of a highly competitive deposit pricing environment, and the effect of lower market interest rates on deposit spreads. In a low rate environment, asset yields decline but it is difficult to reduce rates paid on lower yielding deposit accounts to the same extent. These negative effects were partially offset by wider loan spreads and the addition of assets related to certain off-balance sheet programs.

The reported net interest margin was 3.46 percent, down 78 bps from 4.24 percent in the third quarter of 2008. The decrease was primarily due to a 54 bps reduction in the impact of purchase accounting adjustments for First Charter loan discount accretion, which contributed 31 bps to the fourth quarter margin versus 85 bps of benefit to the third quarter margin. Excluding this impact, the net interest margin would have been 3.15 percent, a decline of 24 bps from the previous quarter. This decline was driven by the change in mix of deposits, deposit costs declining less than asset yields, higher interest reversals, and the addition of assets due to customer use of contingent liquidity facilities related to certain off-balance sheet programs. These items were partially offset by wider loans spreads.

Compared with the fourth quarter of 2007, net interest income increased $112 million and the net interest margin increased 17 bps from 3.29 percent, both primarily due to the impact of loan discount accretion from the First Charter acquisition. Excluding this effect, net interest income increased by $31 million, or 4 percent, from the same period in 2007, and the net interest margin declined 14 bps.

Average Loans

	For the Three Months Ended					% Change
	December 2008	September 2008	June 2008	March 2008	December 2007	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial loans	$30,227	$28,284	$28,299	$25,367	$23,650	7%	28%
Commercial mortgage	13,189	13,257	12,590	12,016	11,497	(1%)	15%
Commercial construction	5,990	6,110	5,700	5,577	5,544	(2%)	8%
Commercial leases	3,610	3,641	3,747	3,723	3,692	(1%)	(2%)

Subtotal - commercial loans and leases	53,016	51,292	50,336	46,683	44,383	3%	19%

Consumer:
Residential mortgage loans	9,335	9,681	9,922	10,395	9,943	(4%)	(6%)
Home equity	12,677	12,534	12,012	11,846	11,843	1%	7%
Automobile loans	8,428	8,303	8,439	9,278	9,445	2%	(11%)
Credit card	1,748	1,720	1,703	1,660	1,461	2%	20%
Other consumer loans and leases	1,165	1,165	1,125	1,083	1,099	—	6%

Subtotal - consumer loans and leases	33,353	33,403	33,201	34,262	33,791	—	(1%)

Total average loans and leases (excluding held for sale)	$86,369	$84,695	$83,537	$80,945	$78,174	2%	10%
Average loans held for sale	1,057	1,077	1,676	3,967	3,998	(2%)	(74%)

Average portfolio loan and lease balances increased 2 percent sequentially and were up 10 percent from the fourth quarter of 2007. Acquisitions had no impact on sequential growth and accounted for 3 percent of average loan growth on a year-over-year basis.

Average commercial loan and lease balances grew 3 percent sequentially and 19 percent compared with the previous year. During the fourth quarter, commercial and industrial (C&I) average loans grew by approximately $1.7 billion primarily due to the use of contingent liquidity facilities related to certain off-balance sheet programs. Excluding these items and the impact of acquisitions, commercial loan balances were consistent with third quarter balances and increased 12 percent from the previous year, with year-over-year growth driven by C&I lending, up 19 percent due primarily to strong production during the first and second quarters of 2008. Nearly half of the growth in commercial mortgage balances and all of the growth in commercial construction balances from the same period in 2007 was attributable to acquisitions. During the fourth quarter, $1.3 billion in commercial loans were either sold or transferred to held-for-sale, but there was minimal impact to average loan balances due to the timing of these actions.

Consumer loan and lease balances were flat sequentially and declined 1 percent from the fourth quarter of 2007. Excluding acquisitions, consumer loan balances declined 5 percent from the previous year, which included a decline in auto loans as a result of $2.7 billion in securitizations in the first quarter of 2008. Sequentially, modest home equity loan growth, a result of lower pay-downs in the quarter, along with credit card and auto loan growth was offset by declines in residential mortgage loans. On a year-over-year basis, growth in home equity and credit card loans was more than offset by a reduction in residential mortgage and auto loan balances. Excluding acquisitions, residential mortgage loans declined 14 percent from the previous year.

Average Deposits

	For the Three Months Ended					% Change
	December 2008	September 2008	June 2008	March 2008	December 2007	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$14,602	$14,225	$14,023	$13,208	$13,345	3%	9%
Interest checking	13,315	13,843	14,396	14,836	14,394	(4%)	(7%)
Savings	15,960	16,154	16,583	16,075	15,616	(1%)	2%
Money market	4,983	6,051	6,592	6,896	6,363	(18%)	(22%)
Foreign office (a)	1,876	2,126	2,169	2,443	2,249	(12%)	(17%)

Subtotal - Transaction deposits	50,736	52,399	53,763	53,458	51,967	(3%)	(2%)

Other time	13,337	10,780	9,517	10,884	11,011	24%	21%

Subtotal - Core deposits	64,073	63,179	63,280	64,342	62,978	1%	2%

Certificates - $100,000 and over	12,468	11,623	8,143	5,835	6,613	7%	89%
Other	1,473	395	2,948	3,861	2,464	273%	(40%)

Total deposits	$78,014	$75,197	$74,371	$74,038	$72,055	4%	8%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased 1 percent sequentially and were up 2 percent from the fourth quarter of 2007. Acquisitions had no effect on sequential core deposit growth and a 4 percent positive effect compared with the same quarter last year. Sequential growth in average demand deposit (DDA) and consumer CD balances was partially offset by lower interest checking, savings and money market deposits, and foreign office commercial sweep deposits. On a year-over-year basis, growth in DDA, savings, and consumer CD balances more than offset lower interest checking, money market, and foreign office commercial sweep deposits. Average transaction deposits (excluding consumer time deposits) were down 3 percent from the third quarter and declined 2 percent from a year ago. The decline was driven by lower average balances resulting from weaker economic conditions, as well as the migration of savings balances to higher rate CDs.

Retail average core deposits increased 4 percent both sequentially and from the fourth quarter of 2007. Strong sequential growth in consumer CD balances was partially offset by lower interest checking balances, a result of lower average balances during the quarter. DDA and savings balances were consistent with the previous quarter as lower average balances offset net new account growth. Commercial core deposits decreased 5 percent sequentially and were down 6 percent from the previous year as lower market rates led customers to carry lower balances and to substitute fees for compensating balances in payment for treasury management services. Sequential growth in DDA and interest checking account balances was driven by customers shifting balances into DDA products given the increased FDIC insurance limits, and was more than offset by lower savings and money market account balances. The sequential increase in CDs $100,000 and over was driven by growth in customer jumbo CDs and other time deposits in an overall effort to reduce exposure to market-related funding sources.

Noninterest Income

	For the Three Months Ended					% Change
	December 2008	September 2008	June 2008	March 2008	December 2007	Seq	Yr/Yr
Noninterest Income ($ in millions)
Electronic payment processing revenue	$230	$235	$235	$213	$223	(2%)	3%
Service charges on deposits	162	172	159	147	160	(6%)	2%
Investment advisory revenue	78	90	92	93	94	(13%)	(17%)
Corporate banking revenue	121	104	111	107	106	16%	14%
Mortgage banking net revenue	(29)	45	86	97	26	NM	NM
Other noninterest income	24	112	49	177	(113)	(79%)	NM
Securities gains (losses), net	(40)	(63)	(10)	27	7	(37%)	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	96	22	—	3	6	345%	1583%

Total noninterest income	$642	$717	$722	$864	$509	(11%)	26%

Noninterest income of $642 million decreased $75 million sequentially and increased $133 million from a year ago. Fourth quarter results included a non-cash estimated charge of $34 million to lower the current cash surrender value of one of our BOLI policies. The remaining carrying value on this BOLI policy is $290 million. Fourth quarter results also included securities OTTI charges of $40 million. Third quarter results were impacted by a $76 million gain related to a satisfactory resolution of a court case related to goodwill stemming from a previous acquisition in 1998, a $51 million OTTI charge on Fannie Mae and Freddie Mac preferred stock, and a non-cash BOLI charge of $27 million. Excluding these items, noninterest income of $716 million was consistent with the third quarter, driven primarily by strong corporate banking revenue offset by declines in deposit fees and investment advisory fees. Fourth quarter 2007 results included a $177 million non-cash BOLI charge. Excluding the BOLI charge in both periods and the $40 million in OTTI charges in the fourth quarter of 2008, noninterest income increased by $30 million, or 4 percent from the previous year. Year-over-year growth in noninterest income was driven by stronger mortgage activity, growth in corporate banking, and growth in payments processing revenue.

Electronic payment processing (EPP) revenue of $230 million declined 2 percent sequentially and increased 3 percent from a year ago. Merchant processing revenue was relatively flat sequentially and compared to the previous year, as the benefit of continued account acquisition was offset by a decline in average dollar amount per credit card transaction due to lower consumer spending. Card issuer interchange revenue declined 2 percent sequentially, driven primarily by a decline in the average dollar amount per debit and credit card transaction. Interchange revenue increased 7 percent from the previous year, driven by higher credit card transactions as a result of the Bancorp’s credit card growth initiative, partially offset by a lower dollar amount per transaction. Financial institutions revenue decreased 3 percent compared with the previous quarter, relating to lower transaction volume in a weaker economic environment, and grew 4 percent from the fourth quarter of 2007 on higher transaction volumes as card use continues to replace cash at the point of transaction.

Service charges on deposits of $162 million decreased 6 percent sequentially and increased 2 percent compared with the same quarter last year. Retail service charges decreased 12 percent from the third quarter and 7 percent from the fourth quarter of 2007 due to lower checking account transaction volume. Commercial service charges increased 3 percent sequentially and 14 percent compared with last year. This growth primarily reflected an increase in customer accounts and lower market interest rates, as reduced earnings credit rates paid on customer balances have resulted in higher realized net services fees to pay for treasury management services.

Corporate banking revenue of $121 million increased by $17 million, or 16 percent from the previous quarter. Sequential results were driven by strong growth in interest rate derivative revenue, up 50 percent; business lending fees, up 13 percent; institutional sales, up 7 percent; and foreign exchange revenue, up 4 percent. Corporate banking revenue increased by $15 million, or 14 percent on a year-over-year basis. Strong growth in foreign exchange revenue, up 64 percent, business lending fees, up 10 percent, and institutional sales revenue, up 4 percent, more than offset declines in interest rate derivative revenue, down 27 percent.

Investment advisory revenue of $78 million was down 13 percent sequentially and 17 percent from the fourth quarter of 2007. Institutional trust revenue decreased 22 percent from the same period the previous year largely driven by lower asset values. Mutual fund fees were down 21 percent year-over-year, as a shift to lower yielding investments and lower asset values drove declines. Brokerage fees were down 14 percent from the fourth quarter of 2007, reflecting the continued shift in assets from equity products to lower yielding money market funds due to extreme market volatility as well as a decline in transaction-based revenues.

Mortgage banking net revenue was a net loss of $29 million in the fourth quarter of 2008, a decline of $74 million from third quarter results and a $55 million decline from the fourth quarter of 2007. MSR valuation adjustments, including mark-to-market related adjustments on free-standing derivatives, represented a net loss of $96 million in the fourth quarter of 2008, compared with a net loss of $15 million last quarter and a net loss of $6 million a year ago. These losses were fully offset by gains in MSR balance sheet hedges reported in securities gains and losses. Fourth quarter originations were $2.1 billion, up from $2.0 billion the previous quarter, and resulted in fees and the sale of mortgages held-for-sale of $45 million compared with gains of $43 million during the previous quarter, and $18 million during the same period in 2007. Revenue for the fourth quarter included $3 million of gains on the sale of portfolio loans compared with $8 million in the previous quarter and $1 million in the fourth quarter of 2007. The adoption of FAS 159 for mortgage banking in the first quarter of 2008 contributed $12 million of the year-over-year increase in mortgage banking revenue, with corresponding origination costs recorded in noninterest expense. Net servicing revenue, before mortgage servicing rights (MSR) valuation adjustments, totaled $22 million in the fourth quarter, compared with $17 million last quarter and $14 million a year ago. The mortgage-servicing asset, net of the valuation reserve, was $496 million at quarter end on a servicing portfolio of $40.4 billion.

Net securities gains on non-qualifying hedges on MSRs were $96 million in the fourth quarter of 2008, $22 million in the third quarter and $6 million in the fourth quarter of 2007.

Net losses on investment securities were $40 million in the fourth quarter of 2008 compared with a net loss of $63 million last quarter. The fourth quarter losses were driven by an OTTI charge of $37 million on trust preferred securities. These securities are now carried at $172 million on a combined basis, versus an original par value of $209 million. Results also included an OTTI charge of $3 million on Fannie Mae and Freddie Mac preferred stock, which are now carried at $1 million in aggregate versus original par values of $69 million.

Other noninterest income totaled $24 million in the fourth quarter of 2008 compared with $112 million last quarter and negative $113 million in the fourth quarter of 2007. Fourth quarter results included an estimated non-cash charge of $34 million that lowered the current cash surrender value of one of our BOLI policies, while third quarter 2008 results included the $76 million gain related to a satisfactory resolution of a court related to supervisory goodwill in a case stemming from a prior acquisition in 1998, partially offset by a $27 million non-cash BOLI charge. Fourth quarter 2007 results also included a $177 million BOLI charge. Excluding these items, other noninterest income decreased by $5 million from the previous quarter and $6 million from the previous year. Both the sequential and year-over-year declines were primarily driven by higher write-downs on other real estate owned (OREO) properties.

Noninterest Expense

	For the Three Months Ended					% Change
	December 2008	September 2008	June 2008	March 2008	December 2007	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$337	$321	$331	$347	$328	5%	3%
Employee benefits	61	72	60	85	56	(14%)	10%
Payment processing expense	70	70	67	66	68	1%	3%
Net occupancy expense	77	77	73	72	70	1%	11%
Technology and communications	48	47	49	47	47	3%	3%
Equipment expense	35	34	31	31	32	3%	7%
Other noninterest expense	1,394	346	247	67	339	303%	311%

Total noninterest expense	$2,022	$967	$858	$715	$940	109%	115%

Noninterest expense of $2.0 billion increased $1.1 billion both sequentially and from a year ago. The significant increase in expenses was primarily driven by the $965 million pre-tax charge to record goodwill impairment in the fourth quarter of 2008. Excluding this charge, noninterest expense of $1.1 billion increased $90 million sequentially and $117 million from a year ago. Fourth quarter results included higher expenses related to the difficult operating environment that included higher provision for unfunded commitments, higher reinsurance reserve accruals to cover losses on proprietary private residential mortgage insurance, and increased reserves for derivative counterparty losses. The combination of these expenses accounted for $91 million of expense increase sequentially and $96 million compared to the previous year. Additionally, fourth quarter 2008 results included an estimated net $8 million charge due to changes on loss estimates related to our indemnification obligation with Visa, while third quarter results included a $45 million charge related to Visa litigation, $36 million related to legal expenses associated with the satisfactory resolution of a goodwill suit related to a 1998 acquisition, and $7 million in seasonally higher pension expense. Fourth quarter 2007 results included a $94 million charge due to Visa litigation and $8 million in acquisition related expenses. On a year-over-year comparison basis, acquisitions added approximately $26 million of additional operating expense, and the impact of the adoption of FAS 159 on the classification of mortgage origination costs has added approximately $12 million. Remaining expense growth on both a sequential and year-over-year basis was attributable to higher volume-related payment processing expense, increased equipment and occupancy expense, and higher loan and lease processing costs as a result of increased collection activities.

Credit Quality

	For the Three Months Ended
	December 2008	September 2008	June 2008	March 2008	December 2007
Total net losses charged off ($ in millions)
Commercial loans	($422)	($85)	($107)	($36)	($48)
Commercial mortgage loans	(465)	(94)	(21)	(33)	(15)
Commercial construction loans	(539)	(88)	(49)	(72)	(12)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(68)	(77)	(63)	(34)	(18)
Home equity	(54)	(55)	(54)	(41)	(32)
Automobile loans	(43)	(32)	(26)	(35)	(30)
Credit card	(30)	(24)	(21)	(20)	(15)
Other consumer loans and leases	(6)	(8)	(3)	(5)	(4)

Total net losses charged off	(1,627)	(463)	(344)	(276)	(174)
Total losses	(1,652)	(481)	(365)	(293)	(193)
Total recoveries	25	18	21	17	19

Total net losses charged off	($1,627)	($463)	($344)	($276)	($174)
Ratios
Net losses charged off as a percent of average loans and leases (excluding held for sale)	7.50%	2.17%	1.66%	1.37%	0.89%
Commercial	10.70%	2.07%	1.41%	1.21%	0.66%
Consumer	2.40%	2.33%	2.04%	1.58%	1.18%

Net charge-offs totaled $1.6 billion in the fourth quarter. Results included net losses of $800 million on commercial loans that were either sold or transferred to held-for-sale during the quarter and an additional $827 million of losses, or 381 bps, on average portfolio loans and leases. Loss experience overall continues to be primarily associated with commercial residential builder and developer loans and consumer residential real estate loans, and to be disproportionately concentrated in Michigan and Florida. In aggregate, Florida and Michigan represented approximately 66 percent of total losses during the quarter and less than 30 percent of total loans and leases. Losses on commercial and consumer real estate loans in these states represented approximately 56 percent of total fourth quarter net charge-offs. Losses on loans to homebuilders and developers represented $568 million, or 35 percent of total losses, of which $128 million were incurred on loans remaining in the loan portfolio (primarily states outside of Florida and Michigan) and $440 million were on loans sold or transferred to held-for-sale.

Commercial net charge-offs were $1.4 billion in the fourth quarter and represented 88 percent of total losses. During the quarter, the Bank either sold or transferred to held-for-sale commercial loans that had contractual balances of $1.6 billion. At the end of the third quarter, the loans sold or transferred to held-for-sale had balances of $1.3 billion, and net losses on these loans totaled $800 million for the quarter. Of that, $120 million was realized on loans sold and $680 million was recognized on loans transferred to held-for-sale, with $39 million on C&I loans, $389 million on commercial construction loans, and $372 million on commercial mortgage loans. Approximately 49 percent of those losses were on real estate secured loans in Florida, while another 44 percent were on real estate secured loans in Michigan. Loans to residential builder and developers accounted for $440 million, or 55 percent of these total losses, of which $17 million were C&I losses, $233 million were commercial construction losses, and $190 million were commercial mortgage losses. Loans sold during the quarter had customer balances of $240 million and carrying values of $177 million at the end of the third quarter. Loans transferred to held-for-sale during the quarter had customer balances of $1.4 billion and carrying values of $1.2 billion as of the end of the third quarter.

Excluding losses from loans sold or transferred to held-for-sale, commercial net charge-offs on portfolio loans were $626 million or 470 bps. Portfolio C&I losses were $383 million, an increase of $298 million from the previous quarter. Auto dealers accounted for $84 million, or 22 percent, of C&I net charge-offs and included a $26 million customer fraud loss in Illinois. Additionally, $105 million of C&I losses were attributable to loans to companies in real estate related industries. Commercial mortgage net losses totaled $93 million, a decrease of $1 million from the previous quarter. Michigan and Florida accounted for 47 percent of commercial mortgage losses. Commercial construction net losses were $150 million, and increased $62 million from the previous quarter. Michigan and Florida accounted for 47 percent of commercial construction losses. Net losses on residential builder and developer portfolio loans totaled $128 million and decreased by 24 percent from the third quarter, and were composed of $15 million on C&I loans, $32 million on commercial mortgage loans, and $81 million on commercial construction loans. Originations of homebuilder/developer loans were suspended in 2008 and remaining portfolio balances total $2.5 billion. Commercial portfolio net charge-offs for the quarter were $498 million, or 393 bps, excluding losses on the suspended homebuilder/developer portfolio.

Consumer net charge-offs of $201 million, or 240 bps, were up $5 million from the third quarter of 2008. Net charge-offs in Michigan and Florida represented 49 percent of consumer losses in the fourth quarter, down from 52 percent in the third quarter of 2008. Home equity net charge-offs of $54 million declined $1 million sequentially and continued to be driven by losses on brokered home equity loans, reflecting borrower stress and lower home price valuations. Net losses on brokered home equity loans were $26 million or 49 percent of fourth quarter home equity losses, while brokered home equity loans represented $2.3 billion, or 18 percent, of the total home equity portfolio. Originations of brokered home equity loans were discontinued in 2007. Michigan and Florida represented 45 percent of fourth quarter home equity losses and 29 percent of total home equity loans. Net charge-offs within the residential mortgage portfolio were $68 million, a decrease of $9 million from the previous quarter, with losses in Michigan and Florida representing 80 percent of losses in the fourth quarter. Net charge-offs in the auto portfolio increased by $11 million from the third quarter to $43 million and losses on consumer credit card loans were $30 million, up $6 million from the third quarter, as higher unemployment and weakening economic conditions continue to impact these portfolios. Auto losses were also affected by declining values of repossessed autos at auction.

	For the Three Months Ended
	December 2008	September 2008	June 2008	March 2008	December 2007
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$2,058	$1,580	$1,205	$937	$827
Total net losses charged off	(1,627)	(463)	(344)	(276)	(174)
Provision for loan and lease losses	2,356	941	719	544	284

Allowance for loan and lease losses, ending	2,787	2,058	1,580	1,205	937
Reserve for unfunded commitments, beginning	132	115	103	95	79
Provision for unfunded commitments	63	17	10	8	13
Acquisitions	—	—	2	—	3

Reserve for unfunded commitments, ending	195	132	115	103	95
Components of allowance for credit losses:
Allowance for loan and lease losses	2,787	2,058	1,580	1,205	937
Reserve for unfunded commitments	195	132	115	103	95

Total allowance for credit losses	$2,982	$2,190	$1,695	$1,308	$1,032
Allowance for loan and lease losses ratio
As a percent of loans and leases	3.31%	2.41%	1.85%	1.49%	1.17%
As a percent of nonperforming loans and leases (a)	123%	79%	79%	87%	105%
As a percent of nonperforming assets (a)	111%	73%	72%	76%	88%

(a)	excludes nonaccrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $2.8 billion in the fourth quarter of 2008, exceeding net charge-offs by $729 million. The increase in the allowance for loan and lease losses is reflective of a number of factors including: increased estimated loss factors due to negative trends in nonperforming assets and overall delinquencies; increased loss estimates due to the real estate price deterioration in some of the Bancorp’s key lending markets; and significant declines in general economic conditions.

The allowance for loan and lease losses represented 3.31 percent of total loans and leases outstanding as of quarter end, compared with 2.41 percent last quarter, and represented 123 percent of nonperforming loans, up from 79 percent the previous quarter.

	As of
	December 2008	September 2008	June 2008	March 2008	December 2007
Nonperforming Assets and Delinquency ($ in millions)
Nonaccrual loans and leases:
Commercial loans	$541	$550	$407	$300	$175
Commercial mortgage	482	724	524	312	243
Commercial construction	362	636	537	408	249
Commercial leases	21	23	18	11	5
Residential mortgage	259	216	142	138	92
Home equity	26	27	35	42	45
Automobile	5	3	7	13	3
Other consumer loans and leases	—	—	—	—	1

Total nonaccrual loans and leases	$1,696	$2,179	$1,670	$1,224	$813
Restructured loans and leases	574	427	318	164	80

Total nonperforming loans and leases	$2,270	$2,606	$1,988	$1,388	$893
Repossessed personal property	24	24	22	22	21
Other real estate owned (a)	206	198	190	182	150

Total nonperforming assets (b)	$2,500	$2,828	$2,200	$1,592	$1,064
Nonaccrual loans held for sale	473	—	—	—	—

Total nonperforming assets including loans held for sale	$2,973	$2,828	$2,200	$1,592	$1,064

Total loans and leases 90 days past due	$662	$671	$608	$539	$491
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	2.69%	3.04%	2.32%	1.71%	1.11%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	2.96%	3.30%	2.57%	1.96%	1.32%

a)	Excludes government insured advances.

b)	Does not include nonaccrual loans held for sale.

Nonperforming assets (NPAs) at quarter end were $3.0 billion, of which $473 million were classified as held-for-sale and have been charged down or marked to their fair market value. Excluding the held-for-sale portion, NPAs were $2.5 billion, or 2.96 percent of total loans and leases and OREO, down from $2.8 billion, or 3.30 percent, last quarter. This reduction in NPAs was driven by the sale or transfer to held-for-sale of a portion of the Bank’s Florida and Michigan real estate secured loan portfolios, partially offset by the effect of continued restructurings of mortgage and home equity loans in the consumer portfolio. Portfolio NPAs at quarter end consisted of $1.7 billion of non-accrual loans, down $483 million from last quarter; $574 million of restructured consumer loans, up $147 million from the previous quarter; and $230 million of other real estate owned (OREO) and repossessed personal property, up $8 million from the third quarter of 2008.

Excluding NPAs in held-for-sale, commercial NPAs of $1.5 billion, or 2.91 percent, declined $515 million, or 26 percent, from the third quarter of 2008. Residential real estate builder and developer NPAs were $366 million in the fourth quarter, down $377 million, or 51 percent, from the previous quarter. Of the residential real estate builder and developer NPAs, $21 million were C&I NPAs, $210 million were commercial construction NPAs, and $135 million were commercial mortgage NPAs. C&I portfolio NPAs of $548 million decreased $9 million, or 2 percent, from the previous quarter. Commercial construction NPAs were $400 million, a decrease of $259 million, or 39 percent, from the third quarter of 2008. Commercial mortgage NPAs were $502 million, a sequential decline of $247 million, or 33 percent. Commercial real estate loans in Michigan and Florida represented 38 percent of our total commercial real estate portfolio in the fourth quarter 2008, compared with 42 percent the previous quarter, and 37 percent of commercial real estate NPAs, compared to 68 percent the previous quarter.

Consumer NPAs of $1.0 billion, or 3.04 percent, increased $186 million, or 22 percent, from the third quarter of 2008, of which $175 million were in residential real estate portfolios. Included in consumer NPAs were $574 million in debt restructurings, of which $218 million represented loans restructured in the fourth quarter of 2008. These debt restructurings assist qualifying borrowers by creating workable payment plans to enable them to remain in their homes. Residential mortgage NPAs increased $126 million to $719 million and home equity NPAs increased $49 million to $243 million. Fourth quarter other real estate owned (OREO) of $206 million included $118 million of total residential mortgage NPAs and $21 million in total home equity NPAs, compared with OREO of $198 million in the third quarter of 2008. Residential real estate loans in Michigan and Florida represented 52 percent of the growth in residential real estate NPAs, 57 percent of total residential real estate NPAs, and 35 percent of total residential real estate loans.

Loans still accruing over 90 days past due were $662 million, down $9 million from the third quarter of 2008. Commercial 90 days past due balances declined 18 percent from the previous quarter, driven by a 30 percent reduction in C&I 90 days past due balances. Consumer 90 days past due balances increased 17 percent from the previous quarter, driven by 14 percent growth in residential real estate, 30 percent growth in auto and 29 percent growth in credit card 90 days past due balances.

Capital Position

	For the Three Months Ended
	December 2008 (a)	September 2008	June 2008	March 2008	December 2007
Capital Position
Tangible equity	7.86%	6.19%	6.37%	6.19%	6.14%
Tangible common equity	4.23%	5.23%	5.40%	6.19%	6.14%
Regulatory capital ratios:
Tier I capital	10.59%	8.57%	8.51%	7.72%	7.72%
Total risk-based capital	14.79%	12.30%	12.15%	11.34%	10.16%
Tier I leverage	10.27%	8.77%	9.08%	8.28%	8.50%
Book value per share	13.57	16.65	16.75	17.56	17.18
Tangible book value per share	8.74	10.10	10.16	12.66	12.27

(a)	Current period regulatory capital data and ratios are estimated

Regulatory capital ratios and the tangible equity ratio increased significantly during the quarter. The tangible equity ratio increased 167 bps to 7.86 percent, the Tier 1 capital ratio increased 202 bps to 10.59 percent, and the total capital ratio increased 249 bps to 14.79. These ratios were higher in the fourth quarter as the issuance of $3.4 billion of preferred shares to the U.S. Treasury more than offset the effect of losses recognized during the quarter. The goodwill impairment charge of $965 million did not significantly affect our capital ratios as goodwill is excluded from these ratios by definition. The Tier 1 and total capital ratios were also helped by a reduction in risk-weighted assets due to lower off-balance sheet exposures and the increase in the reserve for loan and lease losses.

Fifth Third’s tangible equity to tangible assets ratio target is 6 to 7 percent; the Tier 1 capital ratio target is 8 to 9 percent; and the total capital ratio target is 11.5 to 12.5 percent.

Other

During the fourth quarter of 2008, Fifth Third acquired approximately $250 million of deposits from the Federal Deposit Insurance Corporation (FDIC), acting as receiver for Freedom Bank in Bradenton, Florida. The FDIC retained substantially all of Freedom Bank’s loan portfolio. This transaction raised Fifth Third’s market share in the Bradenton-Sarasota-Venice Metropolitan Statistical Area (MSA) to 4th, according to FDIC data at the time of the acquisition.

During the fourth quarter, Fifth Third reduced its common dividend due to the outlook for a continued negative credit environment. The reduction is expected to conserve approximately $300 million of common equity on a full year basis, relative to the previous dividend level.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 8:30a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, February 5th by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode 78343257#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of December 31, 2008, the Company has $120 billion in assets, operates 18 affiliates with 1,307 full-service Banking Centers, including 92 Bank Mart® locations open seven days a week inside select grocery stores and 2,341 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2008, has $179 billion in assets under care, of which it managed $25 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements about Fifth Third Bancorp within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements.

Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either national or in the states in which Fifth Third, does business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) changes and trends in capital markets; (8) competitive pressures among depository institutions increase significantly; (9) effects of critical accounting policies and judgments; (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (11) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, or the businesses in which Fifth Third, is engaged; (12) ability to maintain favorable ratings from rating agencies; (13) fluctuation of Fifth Third’s stock price; (14) ability to attract and retain key personnel; (15) ability to receive dividends from its subsidiaries; (16) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (17) effects of accounting or financial results of one or more acquired entities; (18) difficulties in combining the operations of acquired entities; (19) lower than expected gains related to any potential sale of businesses, (20) loss of income from any potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth (21) ability to secure confidential information through the use of computer systems and telecommunications networks; and (22) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the United States Securities and Exchange Commission (SEC). Copies of this filing are available at no cost on the SEC’s Web site at www.sec.gov or on the Fifth Third’s Web site at www.53.com. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

# # #

Quarterly Financial Review for December 31, 2008

Table of Contents

Financial Highlights	18-19
Consolidated Statements of Income	20
Consolidated Statements of Income (Taxable Equivalent)	21
Consolidated Balance Sheets	22-23
Consolidated Statements of Changes in Shareholders’ Equity	24
Average Balance Sheet and Yield Analysis	25-27
Summary of Loans and Leases	28
Regulatory Capital	29
Summary of Credit Loss Experience	30
Asset Quality	31
Segment Presentation	32

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2008	September 2008	December 2007	Seq	Yr/Yr	December 2008	December 2007	Yr/Yr
Income Statement Data
Net interest income (a)	$897	$1,068	$785	(16%)	14%	$3,536	$3,033	17%
Noninterest income	642	717	509	(11%)	26%	2,946	2,467	19%
Total revenue (a)	1,539	1,785	1,294	(14%)	19%	6,482	5,500	18%
Provision for loan and lease losses	2,356	941	284	151%	729%	4,560	628	626%
Noninterest expense	2,022	967	940	109%	115%	4,564	3,311	38%
Net income (loss)	(2,142)	(56)	16	3,754%	NM	(2,113)	1,076	NM
Net income (loss) available to common shareholders	(2,184)	(81)	16	2,609%	NM	(2,180)	1,075	NM

Common Share Data
Earnings per share, basic	($3.82)	($0.14)	$0.03	2,629%	NM	($3.94)	$2.00	NM
Earnings per share, diluted	(3.82)	(0.14)	0.03	2,629%	NM	(3.94)	1.99	NM
Cash dividends per common share	$0.01	$0.15	$0.44	(93%)	(98%)	$0.75	$1.70	(56%)
Book value per share	13.57	16.65	17.18	(18%)	(21%)	13.57	17.18	(21%)
Market price per share	8.26	11.90	25.13	(31%)	(67%)	8.26	25.13	(67%)
Common shares outstanding (in thousands)	577,387	577,487	532,672	—	8%	577,387	532,672	8%
Average common shares outstanding (in thousands):
Basic	571,809	571,705	529,120	—	8%	553,113	537,670	3%
Diluted	571,809	571,705	530,939	—	8%	553,113	540,118	2%
Market capitalization	$4,769	$6,872	$13,386	(31%)	(64%)	$4,769	$13,386	(64%)

Financial Ratios
Return on assets	(7.16%)	(0.19%)	0.06%	3,668%	NM	(1.85%)	1.05%	NM
Return on average common equity	(94.6%)	(3.3%)	0.7%	2,767%	NM	(23.0%)	11.2%	NM
Noninterest income as a percent of total revenue	42%	40%	39%	5%	8%	45%	45%	—
Average equity as a percent of average assets	8.65%	9.45%	8.77%	(8%)	(1%)	8.78%	9.35%	(6%)
Tangible equity (b)	7.86%	6.19%	6.14%	27%	28%	7.86%	6.14%	28%
Tangible common equity	4.23%	5.23%	6.14%	(19%)	(31%)	4.23%	6.14%	(31%)
Net interest margin (a)	3.46%	4.24%	3.29%	(18%)	5%	3.54%	3.36%	5%
Efficiency (a)	131.3%	54.2%	72.6%	142%	81%	70.4%	60.2%	17%
Effective tax rate	(24.7%)	56.6%	74.5%	NM	NM	20.7%	30.0%	(31%)

Credit Quality
Net losses charged off	$1,627	$463	$174	251%	835%	$2,710	$462	487%
Net losses charged off as a percent of average loans and leases	7.50%	2.17%	0.89%	246%	743%	3.23%	0.61%	430%
Allowance for loan and lease losses as a percent of loans and leases	3.31%	2.41%	1.17%	37%	183%	3.31%	1.17%	183%
Allowance for credit losses as a percent of loans and leases	3.54%	2.56%	1.29%	38%	174%	3.54%	1.29%	174%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (c)	2.96%	3.30%	1.32%	(10%)	124%	2.96%	1.32%	124%

Average Balances
Loans and leases, including held for sale	$87,426	$85,772	$82,172	2%	6%	$85,835	$78,348	10%
Total securities and other short-term investments	15,683	14,515	12,506	8%	25%	14,045	12,034	17%
Total assets	118,953	114,784	107,727	4%	10%	114,296	102,477	12%
Transaction deposits (e)	50,736	52,399	51,967	(3%)	(2%)	52,584	50,987	3%
Core deposits (f)	64,073	63,179	62,978	1%	2%	63,719	61,765	3%
Wholesale funding (g)	39,969	37,036	31,344	8%	28%	36,357	27,254	33%
Shareholders’ equity	10,291	10,843	9,446	(5%)	9%	10,038	9,582	5%

Regulatory Capital Ratios (d)
Tier I capital	10.59%	8.57%	7.72%	24%	37%	10.59%	7.72%	37%
Total risk-based capital	14.79%	12.30%	10.16%	20%	46%	14.79%	10.16%	46%
Tier I leverage	10.27%	8.77%	8.50%	17%	21%	10.27%	8.50%	21%

Operations
Banking centers	1,307	1,298	1,227	1%	7%	1,307	1,227	7%
ATMs	2,341	2,329	2,211	1%	6%	2,341	2,211	6%
Full-time equivalent employees	21,476	21,522	21,683	—	(1%)	21,476	21,683	(1%)

(a)	Presented on a fully taxable equivalent basis

(b)	Total assets and total shareholders’ equity are reduced by goodwill, intangibles and accumulated other comprehensive income to calculate tangible equity

(c)	Excludes nonaccrual loans held for sale

(d)	Current period regulatory capital ratios are estimates

(e)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(f)	Includes transaction deposits plus other time deposits

(g)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	December 2008	September 2008	June 2008	March 2008	December 2007
Income Statement Data
Net interest income (a)	$897	$1,068	$744	$826	$785
Noninterest income	642	717	722	864	509
Total revenue (a)	1,539	1,785	1,466	1,690	1,294
Provision for loan and lease losses	2,356	941	719	544	284
Noninterest expense	2,022	967	858	715	940
Net income (loss)	(2,142)	(56)	(202)	286	16
Net income (loss) available to common shareholders	(2,184)	(81)	(202)	286	16
Common Share Data
Earnings per share, basic	($3.82)	($0.14)	($0.37)	$0.54	$0.03
Earnings per share, diluted	(3.82)	(0.14)	(0.37)	0.54	0.03
Cash dividends per common share	$0.01	$0.15	$0.15	$0.44	$0.44
Book value per share	13.57	16.65	16.75	17.56	17.18
Market price per share	8.26	11.90	10.18	20.92	25.13
Common shares outstanding (in thousands)	577,387	577,487	577,530	532,106	532,672
Average common shares outstanding (in thousands):
Basic	571,809	571,705	540,030	528,498	529,120
Diluted	571,809	571,705	540,030	530,372	530,939
Market capitalization	$4,769	$6,872	$5,879	$11,132	$13,386
Financial Ratios
Return on assets	(7.16%)	(0.19%)	(0.72%)	1.03%	0.06%
Return on average common equity	(94.6%)	(3.3%)	(8.5%)	12.3%	0.7%
Noninterest income as a percent of total revenue	42%	40%	49%	51%	39%
Average equity as a percent of average assets	8.65%	9.45%	8.59%	8.43%	8.77%
Tangible equity (b)	7.86%	6.19%	6.37%	6.19%	6.14%
Tangible common equity	4.23%	5.23%	5.40%	6.19%	6.14%
Net interest margin (a)	3.46%	4.24%	3.04%	3.41%	3.29%
Efficiency (a)	131.3%	54.2%	58.6%	42.3%	72.6%
Effective tax rate	(24.7%)	56.6%	(72.4%)	32.6%	74.5%
Credit Quality
Net losses charged off	$1,627	$463	$344	$276	$174
Net losses charged off as a percent of average loans and leases	7.50%	2.17%	1.66%	1.37%	0.89%
Allowance for loan and lease losses as a percent of loans and leases	3.31%	2.41%	1.85%	1.49%	1.17%
Allowance for credit losses as a percent of loans and leases	3.54%	2.56%	1.98%	1.62%	1.29%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (c)	2.96%	3.30%	2.57%	1.96%	1.32%
Average Balances
Loans and leases, including held for sale	$87,426	$85,772	$85,212	$84,912	$82,172
Total securities and other short-term investments	15,683	14,515	13,363	12,597	12,506
Total assets	118,953	114,784	112,098	111,291	107,727
Transaction deposits (e)	50,736	52,399	53,763	53,458	51,967
Core deposits (f)	64,073	63,179	63,280	64,342	62,978
Wholesale funding (g)	39,969	37,036	35,160	33,219	31,344
Shareholders’ equity	10,291	10,843	9,629	9,379	9,446
Regulatory Capital Ratios (d)
Tier I capital	10.59%	8.57%	8.51%	7.72%	7.72%
Total risk-based capital	14.79%	12.30%	12.15%	11.34%	10.16%
Tier I leverage	10.27%	8.77%	9.08%	8.28%	8.50%
Operations
Banking centers	1,307	1,298	1,308	1,232	1,227
ATMs	2,341	2,329	2,329	2,221	2,211
Full-time equivalent employees	21,476	21,522	21,617	21,726	21,683

(a)	Presented on a fully taxable equivalent basis

(b)	Total assets and total shareholders’ equity are reduced by goodwill, intangibles and accumulated other comprehensive income to calculate tangible equity

(c)	Excludes nonaccrual loans held for sale

(d)	Current period regulatory capital ratios are estimates

(e)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(f)	Includes transaction deposits plus other time deposits

(g)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2008	September 2008	December 2007	Seq	Yr/Yr	December 2008	December 2007	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,218	$1,378	$1,386	(12%)	(12%)	$4,935	$5,418	(9%)
Interest on securities	187	165	157	14%	19%	660	590	12%
Interest on other short-term investments	1	5	7	(76%)	(84%)	13	19	(31%)

Total interest income	1,406	1,548	1,550	(9%)	(9%)	5,608	6,027	(7%)
Interest Expense
Interest on deposits	322	291	493	11%	(35%)	1,289	2,007	(36%)
Interest on short-term borrowings	55	64	100	(14%)	(45%)	248	324	(24%)
Interest on long-term debt	137	130	178	5%	(23%)	557	687	(19%)

Total interest expense	514	485	771	6%	(33%)	2,094	3,018	(31%)

Net Interest Income	892	1,063	779	(16%)	15%	3,514	3,009	17%
Provision for loan and lease losses	2,356	941	284	151%	729%	4,560	628	626%

Net interest income (loss) after provision for loan and lease losses	(1,464)	122	495	NM	NM	(1,046)	2,381	NM
Noninterest Income
Electronic payment processing revenue	230	235	223	(2%)	3%	912	825	11%
Service charges on deposits	162	172	160	(6%)	2%	641	579	11%
Investment advisory revenue	78	90	94	(13%)	(17%)	353	382	(8%)
Corporate banking revenue	121	104	106	16%	14%	444	367	21%
Mortgage banking net revenue	(29)	45	26	NM	NM	199	133	50%
Other noninterest income	24	112	(113)	(79%)	NM	363	154	135%
Securities gains (losses), net	(40)	(63)	7	(37%)	NM	(86)	21	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	96	22	6	345%	1,583%	120	6	2,005%

Total noninterest income	642	717	509	(11%)	26%	2,946	2,467	19%
Noninterest Expense
Salaries, wages and incentives	337	321	328	5%	3%	1,337	1,239	8%
Employee benefits	61	72	56	(14%)	10%	278	278	—
Payment processing expense	70	70	68	1%	3%	274	244	12%
Net occupancy expense	77	77	70	1%	11%	300	269	11%
Technology and communications	48	47	47	3%	3%	191	169	13%
Equipment expense	35	34	32	3%	7%	130	123	6%
Other noninterest expense	1,394	346	339	303%	311%	2,054	989	108%

Total noninterest expense	2,022	967	940	109%	115%	4,564	3,311	38%
Income (loss) before income taxes	(2,844)	(128)	64	2,123%	NM	(2,664)	1,537	NM
Applicable income taxes	(702)	(72)	48	875%	NM	(551)	461	NM

Net income (loss)	(2,142)	(56)	16	3,754%	NM	(2,113)	1,076	NM
Dividends on preferred stock	42	25	—	68%	NM	67	1	6,600%

Net income (loss) available to common shareholders	($2,184)	($81)	$16	2,609%	NM	($2,180)	$1,075	NM

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	December 2008	September 2008	June 2008	March 2008	December 2007
Interest Income
Interest and fees on loans and leases	$1,218	$1,378	$1,050	$1,290	$1,386
Interest on securities	187	165	155	152	157
Interest on other short-term investments	1	5	2	5	7

Total interest income	1,406	1,548	1,207	1,447	1,550
Taxable equivalent adjustment	5	5	6	6	6

Total interest income (taxable equivalent)	1,411	1,553	1,213	1,453	1,556
Interest Expense
Interest on deposits	322	291	278	399	493
Interest on short-term borrowings	55	64	49	80	100
Interest on long-term debt	137	130	142	148	178

Total interest expense	514	485	469	627	771

Net interest income (taxable equivalent)	897	1,068	744	826	785
Provision for loan and lease losses	2,356	941	719	544	284

Net interest income (loss) (taxable equivalent) after provision for loan and lease losses	(1,459)	127	25	282	501
Noninterest Income
Electronic payment processing revenue	230	235	235	213	223
Service charges on deposits	162	172	159	147	160
Investment advisory revenue	78	90	92	93	94
Corporate banking revenue	121	104	111	107	106
Mortgage banking net revenue	(29)	45	86	97	26
Other noninterest income	24	112	49	177	(113)
Securities gains (losses), net	(40)	(63)	(10)	27	7
Securities gains, net—non-qualifying hedges on mortgage servicing rights	96	22	—	3	6

Total noninterest income	642	717	722	864	509
Noninterest Expense
Salaries, wages and incentives	337	321	331	347	328
Employee benefits	61	72	60	85	56
Payment processing expense	70	70	67	66	68
Net occupancy expense	77	77	73	72	70
Technology and communications	48	47	49	47	47
Equipment expense	35	34	31	31	32
Other noninterest expense	1,394	346	247	67	339

Total noninterest expense	2,022	967	858	715	940

Income (loss) before income taxes (taxable equivalent)	(2,839)	(123)	(111)	431	70
Taxable equivalent adjustment	5	5	6	6	6

Income (loss) before income taxes	(2,844)	(128)	(117)	425	64
Applicable income taxes	(702)	(72)	85	139	48

Net income (loss)	(2,142)	(56)	(202)	286	16
Dividends on preferred stock	42	25	—	—	—

Net income (loss) available to common shareholders	($2,184)	($81)	($202)	$286	$16

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	December 2008	September 2008	December 2007	Seq	Yr/Yr
Assets
Cash and due from banks	$2,739	$2,774	$2,660	(1%)	3%
Available-for-sale and other securities (a)	12,728	13,177	10,677	(3%)	19%
Held-to-maturity securities (b)	360	360	355	—	1%
Trading securities	1,191	915	171	30%	597%
Other short-term investments	3,578	229	620	1,462%	477%
Loans held for sale	1,452	1,000	4,329	45%	(66%)
Portfolio loans and leases:
Commercial loans	29,197	29,424	24,813	(1%)	18%
Commercial mortgage loans	12,502	13,355	11,862	(6%)	5%
Commercial construction loans	5,114	6,002	5,561	(15%)	(8%)
Commercial leases	3,666	3,642	3,737	1%	(2%)
Residential mortgage loans	9,385	9,351	10,540	—	(11%)
Home equity	12,752	12,599	11,874	1%	7%
Automobile loans	8,594	8,306	9,201	3%	(7%)
Credit card	1,811	1,688	1,591	7%	14%
Other consumer loans and leases	1,122	1,131	1,074	(1%)	4%

Portfolio loans and leases	84,143	85,498	80,253	(2%)	5%
Allowance for loan and lease losses	(2,787)	(2,058)	(937)	35%	197%

Portfolio loans and leases, net	81,356	83,440	79,316	(2%)	3%
Bank premises and equipment	2,494	2,470	2,223	1%	12%
Operating lease equipment	463	369	353	25%	31%
Goodwill	2,624	3,592	2,470	(27%)	6%
Intangible assets	168	188	147	(11%)	14%
Servicing rights	499	687	618	(27%)	(19%)
Other assets	10,112	7,093	7,023	43%	44%

Total assets	$119,764	$116,294	$110,962	3%	8%

Liabilities
Deposits:
Demand	$15,287	$14,241	$14,404	7%	6%
Interest checking	13,826	13,251	15,254	4%	(9%)
Savings	16,063	15,955	15,635	1%	3%
Money market	4,689	5,352	6,521	(12%)	(28%)
Foreign office	2,144	1,999	2,572	7%	(17%)
Other time	14,350	11,778	11,440	22%	25%
Certificates - $100,000 and over	11,851	13,173	6,738	(10%)	76%
Other	403	1,711	2,881	(76%)	(86%)

Total deposits	78,613	77,460	75,445	1%	4%
Federal funds purchased	287	2,521	4,427	(89%)	(94%)
Other short-term borrowings	9,959	8,791	4,747	13%	110%
Accrued taxes, interest and expenses	2,029	1,757	2,427	15%	(16%)
Other liabilities	3,214	2,122	1,898	51%	69%
Long-term debt	13,585	12,947	12,857	5%	6%

Total liabilities	107,687	105,598	101,801	2%	6%
Total shareholders’ equity (c)	12,077	10,696	9,161	13%	32%

Total liabilities and shareholders’ equity	$119,764	$116,294	$110,962	3%	8%

(a) Amortized cost	$12,550	$13,249	$10,821	(5%)	16%
(b) Market values	360	360	355	—	1%
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	1,300,000	—	54%
Outstanding, excluding treasury	577,387	577,487	532,672	—	8%
Treasury	6,040	5,941	51,516	2%	(88%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	December 2008	September 2008	June 2008	March 2008	December 2007
Assets
Cash and due from banks	$2,739	$2,774	$2,853	$3,092	$2,660
Available-for-sale and other securities (a)	12,728	13,177	12,718	12,421	10,677
Held-to-maturity securities (b)	360	360	361	353	355
Trading securities	1,191	915	241	184	171
Other short-term investments	3,578	229	286	517	620
Loans held for sale	1,452	1,000	889	2,573	4,329
Portfolio loans and leases:
Commercial loans	29,197	29,424	28,958	26,590	24,813
Commercial mortgage loans	12,502	13,355	13,394	12,155	11,862
Commercial construction loans	5,114	6,002	6,007	5,592	5,561
Commercial leases	3,666	3,642	3,647	3,727	3,737
Residential mortgage loans	9,385	9,351	9,866	9,873	10,540
Home equity	12,752	12,599	12,421	11,803	11,874
Automobile loans	8,594	8,306	8,362	8,394	9,201
Credit card	1,811	1,688	1,717	1,686	1,591
Other consumer loans and leases	1,122	1,131	1,152	1,066	1,074

Portfolio loans and leases	84,143	85,498	85,524	80,886	80,253
Allowance for loan and lease losses	(2,787)	(2,058)	(1,580)	(1,205)	(937)

Portfolio loans and leases, net	81,356	83,440	83,944	79,681	79,316
Bank premises and equipment	2,494	2,470	2,444	2,265	2,223
Operating lease equipment	463	369	364	317	353
Goodwill	2,624	3,592	3,603	2,460	2,470
Intangible assets	168	188	203	143	147
Servicing rights	499	687	701	596	618
Other assets	10,112	7,093	6,368	6,794	7,023

Total assets	$119,764	$116,294	$114,975	$111,396	$110,962

Liabilities
Deposits:
Demand	$15,287	$14,241	$16,259	$14,949	$14,404
Interest checking	13,826	13,251	14,002	14,842	15,254
Savings	16,063	15,955	16,602	16,572	15,635
Money market	4,689	5,352	6,806	7,077	6,521
Foreign office	2,144	1,999	2,174	2,354	2,572
Other time	14,350	11,778	9,839	9,883	11,440
Certificates - $100,000 and over	11,851	13,173	10,870	4,993	6,738
Other	403	1,711	864	731	2,881

Total deposits	78,613	77,460	77,416	71,401	75,445
Federal funds purchased	287	2,521	2,447	5,612	4,427
Other short-term borrowings	9,959	8,791	5,628	6,387	4,747
Accrued taxes, interest and expenses	2,029	1,757	1,864	2,377	2,427
Other liabilities	3,214	2,122	1,820	2,226	1,898
Long-term debt	13,585	12,947	15,046	14,041	12,857

Total liabilities	107,687	105,598	104,221	102,044	101,801
Total shareholders’ equity (c)	12,077	10,696	10,754	9,352	9,161

Total liabilities and shareholders’ equity	$119,764	$116,294	$114,975	$111,396	$110,962

(a) Amortized cost	$12,550	$13,249	$12,935	$12,417	$10,821
(b) Market values	360	360	361	353	355
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	1,300,000	1,300,000
Outstanding, excluding treasury	577,387	577,487	577,530	532,106	532,672
Treasury	6,040	5,941	5,897	51,321	51,516

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	December 2008	December 2007	December 2008	December 2007
Total shareholders’ equity, beginning	$10,696	$9,293	$9,161	$10,022
Net income (loss)	(2,142)	16	(2,113)	1,076
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	163	55	209	26
Qualifying cash flow hedges	47	18	63	25
Change in accumulated other comprehensive income related to employee benefit plans	(52)	(1)	(49)	2

Comprehensive income	(1,984)	88	(1,890)	1,129
Cash dividends declared:
Common stock	(6)	(234)	(413)	(914)
Preferred stock	(42)	—	(67)	(1)
Issuance of preferred stock, series G	—	—	1,072	—
Redemption of preferred stock	(9)	—	(9)	—
Issuance of preferred stock, series F	3,408	—	3,408	—
Stock-based awards exercised, including treasury shares issued	—	1	—	47
Stock-based compensation expense	14	15	57	61
Loans repaid (issued) related to exercise of stock-based awards, net	1	(1)	4	2
Change in corporate tax benefit related to stock-based compensation	(1)	(2)	(16)	2
Shares issued in an acquisition	—	—	770	—
Shares acquired for treasury	—	—	—	(1,084)
Impact of cumulative effect of change in accounting principle (a)	—	—	—	(98)
Other	—	1	—	(5)

Total shareholders’ equity, ending	$12,077	$9,161	$12,077	$9,161

(a)	2007 includes $96 million impact due to the adoption of FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leverage Lease Transaction” on January 1, 2007 and $2 million impact due to the adoption of FIN No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” on January 1, 2007.

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	December 2008	September 2008	December 2007	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial loans	$30,227	$28,284	$24,526	7%	23%
Commercial mortgage loans	13,194	13,257	11,588	—	14%
Commercial construction loans	5,990	6,110	5,544	(2%)	8%
Commercial leases	3,610	3,642	3,692	(1%)	(2%)
Residential mortgage loans	10,327	10,711	11,181	(4%)	(8%)
Home equity	12,677	12,534	11,843	1%	7%
Automobile loans	8,428	8,303	11,158	2%	(24%)
Credit card	1,748	1,720	1,461	2%	20%
Other consumer loans and leases	1,225	1,211	1,179	1%	4%
Taxable securities	14,882	13,310	11,360	12%	31%
Tax exempt securities	288	315	464	(9%)	(38%)
Other short-term investments	513	890	682	(42%)	(25%)

Total interest-earning assets	103,109	100,287	94,678	3%	9%
Cash and due from banks	2,897	2,468	2,424	17%	19%
Other assets	15,089	13,683	11,444	10%	32%
Allowance for loan and lease losses	(2,142)	(1,654)	(819)	29%	162%

Total assets	$118,953	$114,784	$107,727	4%	10%

Liabilities
Interest-bearing liabilities:
Interest checking	$13,315	$13,843	$14,394	(4%)	(7%)
Savings	15,960	16,154	15,616	(1%)	2%
Money market	4,983	6,051	6,363	(18%)	(22%)
Foreign office	1,876	2,126	2,249	(12%)	(17%)
Other time	13,337	10,780	11,011	24%	21%
Certificates - $100,000 and over	12,468	11,623	6,613	7%	89%
Other	1,473	395	2,464	273%	(40%)
Federal funds purchased	2,016	1,013	4,189	99%	(52%)
Other short-term borrowings	10,912	9,613	4,890	14%	123%
Long-term debt	13,100	14,392	13,188	(9%)	(1%)

Total interest-bearing liabilities	89,440	85,990	80,977	4%	10%

Demand deposits	14,602	14,225	13,345	3%	9%
Other liabilities	4,620	3,726	3,959	24%	17%

Total liabilities	108,662	103,941	98,281	5%	11%
Shareholders’ equity	10,291	10,843	9,446	(5%)	9%

Total liabilities and shareholders’ equity	$118,953	$114,784	$107,727	4%	10%

Yield Analysis
Interest-earning assets:
Commercial loans	4.96%	5.46%	6.99%
Commercial mortgage loans	6.10%	8.71%	7.00%
Commercial construction loans	5.32%	6.97%	6.75%
Commercial leases	3.75%	3.85%	4.26%
Residential mortgage loans	6.37%	7.05%	6.10%
Home equity	5.08%	5.76%	7.20%
Automobile loans	6.40%	6.32%	6.41%
Credit card	10.68%	9.93%	9.31%
Other consumer loans and leases	5.70%	4.93%	5.56%

Total loans and leases	5.55%	6.41%	6.70%
Taxable securities	4.91%	4.81%	5.29%
Tax exempt securities	7.41%	7.38%	7.20%
Other short-term investments	0.91%	2.21%	4.30%

Total interest-earning assets	5.44%	6.16%	6.52%
Interest-bearing liabilities:
Interest checking	0.54%	0.78%	1.91%
Savings	1.27%	1.29%	2.69%
Money market	1.29%	1.67%	3.80%
Foreign office	0.95%	1.37%	3.74%
Other time	3.62%	3.31%	4.53%
Certificates - $100,000 and over	3.39%	2.97%	4.88%
Other	1.15%	1.83%	4.57%
Federal funds purchased	0.71%	1.78%	4.55%
Other short-term borrowings	1.87%	2.46%	4.19%
Long-term debt	4.13%	3.63%	5.36%

Total interest-bearing liabilities	2.28%	2.25%	3.78%
Ratios:
Net interest margin (taxable equivalent)	3.46%	4.24%	3.29%
Net interest rate spread (taxable equivalent)	3.16%	3.91%	2.74%
Interest-bearing liabilities to interest-earning assets	86.74%	85.74%	85.53%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	December 2008	December 2007	Yr/Yr
Assets
Interest-earning assets:
Commercial loans	$28,426	$22,351	27%
Commercial mortgage loans	12,776	11,078	15%
Commercial construction loans	5,846	5,661	3%
Commercial leases	3,680	3,683	—
Residential mortgage loans	10,993	10,489	5%
Home equity	12,269	11,887	3%
Automobile loans	8,925	10,704	(17%)
Credit card	1,708	1,276	34%
Other consumer loans and leases	1,212	1,219	(1%)
Taxable securities	13,082	11,131	18%
Tax exempt securities	342	499	(31%)
Other short-term investments	621	404	54%

Total interest-earning assets	99,880	90,382	11%
Cash and due from banks	2,490	2,275	9%
Other assets	13,411	10,613	26%
Allowance for loan and lease losses	(1,485)	(793)	87%

Total assets	$114,296	$102,477	12%

Liabilities
Interest-bearing liabilities:
Interest checking	$14,095	$14,820	(5%)
Savings	16,192	14,836	9%
Money market	6,127	6,308	(3%)
Foreign office	2,153	1,762	22%
Other time	11,135	10,778	3%
Certificates - $100,000 and over	9,531	6,466	47%
Other	2,163	1,393	55%
Federal funds purchased	2,975	3,646	(18%)
Other short-term borrowings	7,785	3,244	140%
Long-term debt	13,903	12,505	11%

Total interest-bearing liabilities	86,059	75,758	14%
Demand deposits	14,017	13,261	6%
Other liabilities	4,182	3,876	8%

Total liabilities	104,258	92,895	12%
Shareholders’ equity	10,038	9,582	5%

Total liabilities and shareholders’ equity	$114,296	$102,477	12%

Yield Analysis
Interest-earning assets:
Commercial loans	5.35%	7.33%
Commercial mortgage loans	6.78%	7.23%
Commercial construction loans	5.86%	7.44%
Commercial leases	0.49%	4.29%
Residential mortgage loans	6.41%	6.13%
Home equity	5.71%	7.54%
Automobile loans	6.34%	6.30%
Credit card	9.77%	10.39%
Other consumer loans and leases	5.28%	5.36%

Total loans and leases	5.77%	6.93%
Taxable securities	4.91%	5.08%
Tax exempt securities	7.35%	7.29%
Other short-term investments	2.15%	4.80%

Total interest-earning assets	5.64%	6.70%
Interest-bearing liabilities:
Interest checking	0.89%	2.14%
Savings	1.38%	3.07%
Money market	1.92%	4.26%
Foreign office	1.60%	4.15%
Other time	3.69%	4.59%
Certificates - $100,000 and over	3.40%	5.07%
Other	2.42%	4.91%
Federal funds purchased	2.34%	5.04%
Other short-term borrowings	2.29%	4.32%
Long-term debt	4.01%	5.50%

Total interest-bearing liabilities	2.43%	3.98%
Ratios:
Net interest margin (taxable equivalent)	3.54%	3.36%
Net interest rate spread (taxable equivalent)	3.21%	2.72%
Interest-bearing liabilities to interest-earning assets	86.16%	83.82%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	December 2008	September 2008	June 2008	March 2008	December 2007
Assets
Interest-earning assets:
Commercial loans	$30,227	$28,284	$28,557	$26,617	$24,526
Commercial mortgage loans	13,194	13,257	12,590	12,052	11,588
Commercial construction loans	5,990	6,110	5,700	5,577	5,544
Commercial leases	3,610	3,642	3,747	3,723	3,692
Residential mortgage loans	10,327	10,711	11,244	11,699	11,181
Home equity	12,677	12,534	12,012	11,846	11,843
Automobile loans	8,428	8,303	8,439	10,542	11,158
Credit card	1,748	1,720	1,703	1,660	1,461
Other consumer loans and leases	1,225	1,211	1,220	1,196	1,179
Taxable securities	14,882	13,310	12,554	11,560	11,360
Tax exempt securities	288	315	364	403	464
Other short-term investments	513	890	445	634	682

Total interest-earning assets	103,109	100,287	98,575	97,509	94,678
Cash and due from banks	2,897	2,468	2,357	2,236	2,424
Other assets	15,089	13,683	12,370	12,477	11,444
Allowance for loan and lease losses	(2,142)	(1,654)	(1,204)	(931)	(819)

Total assets	$118,953	$114,784	$112,098	$111,291	$107,727

Liabilities
Interest-bearing liabilities:
Interest checking	$13,315	$13,843	$14,396	$14,836	$14,394
Savings	15,960	16,154	16,583	16,075	15,616
Money market	4,983	6,051	6,592	6,896	6,363
Foreign office	1,876	2,126	2,169	2,443	2,249
Other time	13,337	10,780	9,517	10,884	11,011
Certificates - $100,000 and over	12,468	11,623	8,143	5,835	6,613
Other	1,473	395	2,948	3,861	2,464
Federal funds purchased	2,016	1,013	3,643	5,258	4,189
Other short-term borrowings	10,912	9,613	5,623	4,937	4,890
Long-term debt	13,100	14,392	14,803	13,328	13,188

Total interest-bearing liabilities	89,440	85,990	84,417	84,353	80,977
Demand deposits	14,602	14,225	14,023	13,208	13,345
Other liabilities	4,620	3,726	4,029	4,351	3,959

Total liabilities	108,662	103,941	102,469	101,912	98,281
Shareholders’ equity	10,291	10,843	9,629	9,379	9,446

Total liabilities and shareholders’ equity	$118,953	$114,784	$112,098	$111,291	$107,727

Yield Analysis
Interest-earning assets:
Commercial loans	4.96%	5.46%	5.04%	5.99%	6.99%
Commercial mortgage loans	6.10%	8.71%	5.93%	6.28%	7.00%
Commercial construction loans	5.32%	6.97%	5.44%	5.64%	6.75%
Commercial leases	3.75%	3.85%	-9.77%	4.30%	4.26%
Residential mortgage loans	6.37%	7.05%	6.10%	6.14%	6.10%
Home equity	5.08%	5.76%	5.61%	6.46%	7.20%
Automobile loans	6.40%	6.32%	6.23%	6.41%	6.41%
Credit card	10.68%	9.93%	9.28%	9.15%	9.31%
Other consumer loans and leases	5.70%	4.93%	4.97%	5.52%	5.56%

Total loans and leases	5.55%	6.41%	4.97%	6.13%	6.70%
Taxable securities	4.91%	4.81%	4.83%	5.13%	5.29%
Tax exempt securities	7.41%	7.38%	7.32%	7.31%	7.20%
Other short-term investments	0.91%	2.21%	2.12%	3.08%	4.30%

Total interest-earning assets	5.44%	6.16%	4.95%	5.99%	6.52%
Interest-bearing liabilities:
Interest checking	0.54%	0.78%	0.78%	1.44%	1.91%
Savings	1.27%	1.29%	1.16%	1.81%	2.69%
Money market	1.29%	1.67%	1.76%	2.74%	3.80%
Foreign office	0.95%	1.37%	1.42%	2.48%	3.74%
Other time	3.62%	3.31%	3.52%	4.30%	4.53%
Certificates - $100,000 and over	3.39%	2.97%	3.29%	4.44%	4.88%
Other	1.15%	1.83%	2.10%	3.22%	4.57%
Federal funds purchased	0.71%	1.78%	2.08%	3.26%	4.55%
Other short-term borrowings	1.87%	2.46%	2.15%	3.02%	4.19%
Long-term debt	4.13%	3.63%	3.85%	4.48%	5.36%

Total interest-bearing liabilities	2.28%	2.25%	2.23%	2.99%	3.78%
Ratios:
Net interest margin (taxable equivalent)	3.46%	4.24%	3.04%	3.41%	3.29%
Net interest rate spread (taxable equivalent)	3.16%	3.91%	2.72%	3.00%	2.74%
Interest-bearing liabilities to interest-earning assets	86.74%	85.74%	85.64%	86.51%	85.53%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	December 2008	September 2008	June 2008	March 2008	December 2007
Average Loans and Leases
Commercial:
Commercial loans	$30,227	$28,284	$28,299	$25,367	$23,650
Commercial mortgage loans	13,189	13,257	12,590	12,016	11,497
Commercial construction loans	5,990	6,110	5,700	5,577	5,544
Commercial leases	3,610	3,641	3,747	3,723	3,692

Subtotal - commercial	53,016	51,292	50,336	46,683	44,383
Consumer:
Residential mortgage loans	9,335	9,681	9,922	10,395	9,943
Home equity	12,677	12,534	12,012	11,846	11,843
Automobile loans	8,428	8,303	8,439	9,278	9,445
Credit card	1,748	1,720	1,703	1,660	1,461
Other consumer loans and leases	1,165	1,165	1,125	1,083	1,099

Subtotal - consumer	33,353	33,403	33,201	34,262	33,791

Total average loans and leases (excluding held for sale)	$86,369	$84,695	$83,537	$80,945	$78,174

Average loans held for sale	1,057	1,077	1,676	3,967	3,998
End of Period Loans and Leases
Commercial:
Commercial loans	$29,197	$29,424	$28,958	$26,590	$24,813
Commercial mortgage loans	12,502	13,355	13,394	12,155	11,862
Commercial construction loans	5,114	6,002	6,007	5,592	5,561
Commercial leases	3,666	3,642	3,647	3,727	3,737

Subtotal - commercial	50,479	52,423	52,006	48,064	45,973
Consumer:
Residential mortgage loans	9,385	9,351	9,866	9,873	10,540
Home equity	12,752	12,599	12,421	11,803	11,874
Automobile loans	8,594	8,306	8,362	8,394	9,201
Credit card	1,811	1,688	1,717	1,686	1,591
Other consumer loans and leases	1,122	1,131	1,152	1,066	1,074

Subtotal - consumer	33,664	33,075	33,518	32,822	34,280

Total portfolio loans and leases	$84,143	$85,498	$85,524	$80,886	$80,253

Core business activity	979	1,000	889	2,573	4,329
Portfolio management activity	473	—	—	—	—

Total loans held for sale	1,452	1,000	889	2,573	4,329
Operating lease equipment	463	369	364	317	353
Loans and Leases Serviced for Others (a):
Commercial loans	2,518	3,016	3,463	3,429	3,441
Commercial mortgage loans	312	290	279	250	260
Commercial construction loans	264	271	287	257	231
Commercial leases	170	167	174	182	179
Residential mortgage loans	40,378	39,777	38,740	36,487	34,475
Home equity	273	274	275	279	289
Automobile loans	1,946	2,138	2,358	2,619	—
Credit card	17	18	16	19	20
Other consumer loans and leases	7	8	5	20	17

Total loans and leases serviced for others	45,885	45,959	45,597	43,542	38,912

Total loans and leases serviced	$131,943	$132,826	$132,374	$127,318	$123,847

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	December 2008	September 2008	June 2008	March 2008	December 2007
Tier I capital:
Shareholders’ equity	$12,077	$10,696	$10,754	$9,352	$9,161
Goodwill and certain other intangibles	(2,750)	(3,729)	(3,774)	(2,571)	(2,590)
Unrealized (gains) losses	(109)	54	141	(23)	118
Qualifying trust preferred securities	2,763	2,763	2,763	2,302	2,303
Other	(57)	(50)	(55)	(67)	(68)

Total tier I capital	$11,924	$9,734	$9,829	$8,993	$8,924

Total risk-based capital:
Tier I capital	$11,924	$9,734	$9,829	$8,993	$8,924
Qualifying allowance for credit losses	1,413	1,415	1,429	1,327	1,051
Qualifying subordinated notes	3,309	2,824	2,773	2,884	1,758

Total risk-based capital	$16,646	$13,973	$14,031	$13,204	$11,733

Risk-weighted assets	$112,572	$113,601	$115,481	$116,451	$115,529

Regulatory capital ratios:
Fifth Third Bancorp
Tier I capital	10.59%	8.57%	8.51%	7.72%	7.72%
Total risk-based capital	14.79%	12.30%	12.15%	11.34%	10.16%
Tier I leverage	10.27%	8.77%	9.08%	8.28%	8.50%
Fifth Third Bank
Tier I capital	8.13%	8.63%	8.36%	8.30%	8.13%
Total risk-based capital	10.92%	11.35%	11.02%	10.71%	10.39%
Tier I leverage	7.03%	7.64%	7.65%	8.07%	8.11%
Fifth Third Bank (Michigan)
Tier I capital	11.06%	9.65%	9.68%	9.02%	9.09%
Total risk-based capital	12.95%	11.50%	11.51%	10.83%	10.13%
Tier I leverage	10.45%	10.04%	10.22%	9.85%	10.55%
Fifth Third Bank N.A.
Tier I capital	16.33%	14.59%	11.13%	21.10%	21.07%
Total risk-based capital	17.59%	15.35%	11.65%	22.03%	21.76%
Tier I leverage	14.11%	14.17%	26.53%	24.18%	25.59%

(a)	Current period regulatory capital data and ratios are estimated

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	December 2008	September 2008	June 2008	March 2008	December 2007
Average loans and leases (excluding held-for-sale):
Commercial loans	$30,227	$28,284	$28,299	$25,367	$23,650
Commercial mortgage loans	13,189	13,257	12,590	12,016	11,497
Commercial construction loans	5,990	6,110	5,700	5,577	5,544
Commercial leases	3,610	3,641	3,747	3,723	3,692
Residential mortgage loans	9,335	9,681	9,922	10,395	9,943
Home equity	12,677	12,534	12,012	11,846	11,843
Automobile loans	8,428	8,303	8,439	9,278	9,445
Credit card	1,748	1,720	1,703	1,660	1,461
Other consumer loans and leases	1,165	1,165	1,125	1,083	1,099

Total average loans and leases (excluding held-for-sale)	$86,369	$84,695	$83,537	$80,945	$78,174

Losses charged off:
Commercial loans	$(430)	$(89)	$(109)	$(39)	$(50)
Commercial mortgage loans	(468)	(94)	(22)	(33)	(16)
Commercial construction loans	(541)	(88)	(49)	(72)	(12)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(68)	(77)	(63)	(34)	(18)
Home equity	(55)	(58)	(57)	(42)	(35)
Automobile loans	(50)	(40)	(35)	(44)	(37)
Credit card	(32)	(25)	(23)	(21)	(17)
Other consumer loans and leases	(8)	(10)	(7)	(8)	(8)

Total losses	(1,652)	(481)	(365)	(293)	(193)
Recoveries of losses previously charged off:
Commercial loans	8	4	2	3	2
Commercial mortgage loans	3	—	1	—	1
Commercial construction loans	2	—	—	—	—
Commercial leases	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—
Home equity	1	3	3	1	3
Automobile loans	7	8	9	9	7
Credit card	2	1	2	1	2
Other consumer loans and leases	2	2	4	3	4

Total recoveries	25	18	21	17	19
Net losses charged off:
Commercial loans	(422)	(85)	(107)	(36)	(48)
Commercial mortgage loans	(465)	(94)	(21)	(33)	(15)
Commercial construction loans	(539)	(88)	(49)	(72)	(12)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(68)	(77)	(63)	(34)	(18)
Home equity	(54)	(55)	(54)	(41)	(32)
Automobile loans	(43)	(32)	(26)	(35)	(30)
Credit card	(30)	(24)	(21)	(20)	(15)
Other consumer loans and leases	(6)	(8)	(3)	(5)	(4)

Total net losses charged off	$(1,627)	$(463)	$(344)	$(276)	$(174)

Net charge-off Ratios:
Commercial loans	5.55%	1.19%	1.52%	0.57%	0.80%
Commercial mortgage loans	14.05%	2.82%	0.66%	1.10%	0.52%
Commercial construction loans	35.81%	5.71%	3.46%	5.20%	0.83%
Commercial leases	(0.04%)	(0.03%)	(0.01%)	—	(0.01%)
Residential mortgage loans	2.90%	3.16%	2.57%	1.33%	0.72%
Home equity	1.68%	1.77%	1.83%	1.39%	1.10%
Automobile loans	2.00%	1.51%	1.21%	1.52%	1.27%
Credit card	6.82%	5.45%	4.93%	4.78%	3.91%
Other consumer loans and leases	2.41%	2.84%	1.31%	1.78%	1.86%

Total net charge-off ratio	7.50%	2.17%	1.66%	1.37%	0.89%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	December 2008	September 2008	June 2008	March 2008	December 2007
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,058	$1,580	$1,205	$937	$827
Total net losses charged off	(1,627)	(463)	(344)	(276)	(174)
Provision for loan and lease losses	2,356	941	719	544	284

Allowance for loan and lease losses, ending	$2,787	$2,058	$1,580	$1,205	$937
Reserve for unfunded commitments, beginning	$132	$115	$103	$95	$79
Provision for unfunded commitments	63	17	10	8	13
Acquisitions	—	—	2	—	3

Reserve for unfunded commitments, ending	$195	$132	$115	$103	$95

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,787	$2,058	$1,580	$1,205	$937
Reserve for unfunded commitments	195	132	115	103	95

Total allowance for credit losses	$2,982	$2,190	$1,695	$1,308	$1,032

Nonperforming Assets and Delinquent Loans
Nonaccrual loans and leases:
Commercial loans	$541	$550	$407	$300	$175
Commercial mortgage loans	482	724	524	312	243
Commercial construction loans	362	636	537	408	249
Commercial leases	21	23	18	11	5
Residential mortgage loans	259	216	142	138	92
Home equity	26	27	35	42	45
Automobile loans	5	3	7	13	3
Other consumer loans and leases	—	—	—	—	1

Total nonaccrual loans and leases	1,696	2,179	1,670	1,224	813
Restructured loans and leases	574	427	318	164	80

Total nonperforming loans and leases	2,270	2,606	1,988	1,388	893
Repossessed personal property	24	24	22	22	21
Other real estate owned	206	198	190	182	150

Total nonperforming assets (a)	2,500	2,828	2,200	1,592	1,064
Nonaccrual loans held for sale	473	—	—	—	—

Total nonperforming assets including loans held for sale	$2,973	$2,828	$2,200	$1,592	$1,064

Ninety days past due loans and leases
Commercial loans	$76	$109	$54	$73	$44
Commercial mortgage loans	136	157	150	97	73
Commercial construction loans	74	84	53	49	67
Commercial leases	4	3	1	3	4
Residential mortgage loans	198	185	228	192	186
Home equity	96	72	76	76	72
Automobile loans	21	16	12	14	13
Credit card	56	44	33	34	31
Other consumer loans and leases	1	1	1	1	1

Total ninety days past due loans and leases	$662	$671	$608	$539	$491

Ratios
Net losses charged off as a percent of average loans and leases	7.50%	2.17%	1.66%	1.37%	0.89%
Allowance for loan and lease losses:
As a percent of loan and lease losses	3.31%	2.41%	1.85%	1.49%	1.17%
As a percent of nonperforming loans and leases (a)	123%	79%	79%	87%	105%
As a percent of nonperforming assets (a)	111%	73%	72%	76%	88%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.69%	3.04%	2.32%	1.71%	1.11%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.96%	3.30%	2.57%	1.96%	1.32%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	3.46%	3.26%	2.54%	1.90%	1.26%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended December 31, 2008 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	435	436	136	4	46	(160)	897
Provision for loan and lease losses	(1,347)	(125)	(121)	(5)	(27)	(731)	(2,356)

Net interest income after provision for loan and lease losses	(912)	311	15	(1)	19	(891)	(1,459)
Total noninterest income	175	196	76	216	87	(108)	642
Total noninterest expense	(999)	(324)	(326)	(143)	(91)	(139)	(2,022)

Net income (loss) before taxes	(1,736)	183	(235)	72	15	(1,138)	(2,839)
Applicable income taxes (a)	637	(64)	83	(26)	(5)	72	697

Net income (loss)	(1,099)	119	(152)	46	10	(1,066)	(2,142)
Dividends on preferred stock	—	—	—	—	—	42	42

Net income (loss) available to common shareholders	(1,099)	119	(152)	46	10	(1,108)	(2,184)

For the three months ended September 30, 2008 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	502	442	141	1	46	(64)	1,068
Provision for loan and lease losses	(235)	(87)	(124)	(3)	(12)	(480)	(941)

Net interest income after provision for loan and lease losses	267	355	17	(2)	34	(544)	127
Total noninterest income	161	212	73	213	96	(38)	717
Total noninterest expense	(228)	(310)	(81)	(144)	(90)	(114)	(967)

Net income (loss) before taxes	200	257	9	67	40	(696)	(123)
Applicable income taxes (a)	(45)	(91)	(3)	(24)	(14)	244	67

Net income (loss)	155	166	6	43	26	(452)	(56)
Dividends on preferred stock	—	—	—	—	—	25	25

Net income (loss) available to common shareholders	155	166	6	43	26	(477)	(81)

For the three months ended June 30, 2008 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	350	400	104	—	47	(157)	744
Provision for loan and lease losses	(156)	(75)	(104)	(3)	(5)	(376)	(719)

Net interest income after provision for loan and lease losses	194	325	—	(3)	42	(533)	25
Total noninterest income	158	212	85	216	101	(50)	722
Total noninterest expense	(216)	(308)	(87)	(141)	(99)	(7)	(858)

Net income (loss) before taxes	136	229	(2)	72	44	(590)	(111)
Applicable income taxes (a)	(22)	(81)	1	(25)	(16)	52	(91)

Net Income (loss)	114	148	(1)	47	28	(538)	(202)

For the three months ended March 31, 2008 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	359	384	117	1	45	(80)	826
Provision for loan and lease losses	(126)	(64)	(77)	(3)	(6)	(268)	(544)

Net interest income after provision for loan and lease losses	233	320	40	(2)	39	(348)	282
Total noninterest income	160	191	112	198	102	101	864
Total noninterest expense	(222)	(296)	(90)	(136)	(95)	124	(715)

Net income before taxes	171	215	62	60	46	(123)	431
Applicable income taxes (a)	(36)	(76)	(22)	(21)	(16)	26	(145)

Net Income (loss)	135	139	40	39	30	(97)	286

For the three months ended December 31, 2007 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	335	383	105	(3)	40	(75)	785
Provision for loan and lease losses	(57)	(58)	(55)	(2)	(3)	(109)	(284)

Net interest income after provision for loan and lease losses	278	325	50	(5)	37	(184)	501
Total noninterest income	161	208	42	202	100	(204)	509
Total noninterest expense	(211)	(292)	(64)	(135)	(97)	(141)	(940)

NI Before Tax	228	241	28	62	40	(529)	70
Applicable income taxes (a)	(57)	(85)	(10)	(22)	(14)	134	(54)

Net Income (loss)	171	156	18	40	26	(395)	16

(a)	Includes taxable equivalent adjustments of $5 million for the three months ended December 31, 2008 and September 30, 2008 and $6 million for the three months ended June 30, 2008, March 31, 2008 and December 31, 2007.